Stradley Ronon Stevens & Young, LLP

Suite 2600
2005 Market Street
Philadelphia, PA  19103-7018
Telephone  215.564.8000
Fax  215.564.8120
www.stradley.com

October 15, 2012

To the Addressees set forth on Exhibit X

Re:
Agreement and Plan of Merger (“Agreement”) adopted as of the 2nd day of July, 2012 by and among (i) each of the Invesco closed-end registered investment companies identified as a Merging Fund on Exhibit A hereto (each a “Merging Fund”); (ii) each of the Invesco closed-end registered investment companies identified as a Surviving Fund on Exhibit A hereto (each a “Surviving Fund”); and (iii) Invesco Advisers, Inc.(“IAI”).

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of the reorganization of each Merging Fund pursuant to which:  (i) the Merging Fund shall merge with and into the Surviving Fund, with the Surviving Fund as the surviving entity, and (ii) the separate existence of the Merging Fund as a Delaware Statutory Trust and registered investment company shall cease, all upon and subject to the terms and conditions of the Agreement (each such transaction, a “Reorganization” and collectively, the “Reorganizations”).

In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Agreement, dated as of July 2, 2012; (b) the combined proxy statement/prospectus and, if applicable, the Schedule 14A proxy statement provided to shareholders of each Merging Fund in connection with a Special Meeting of Shareholders of each Merging Fund held on July 17, 2012, and, as applicable, adjourned until August 14, 2012 and adjourned again until September 25, 2012; (c) certain representations concerning the Reorganizations made to us by each Merging Fund, Predecessor Merging Fund, Surviving Fund and Predecessor Surviving Fund in a letter dated October 15, 2012 (the “Representation Letter”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (f) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

References to the “Merging Fund Shares” shall include the Merging Fund Common Shares and the Merging Fund Preferred Shares, if any, and references to the “Surviving Fund Shares” shall include the Surviving Fund Common Shares and the Surviving Fund Preferred Shares, if any.

To the Addressees set forth on Exhibit X
October 15, 2012

References to the Merging Fund and the Surviving Fund in the same paragraph mean the Merging Fund and the corresponding Surviving Fund as set forth in the Agreement.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

For purposes of this opinion, we have assumed that each Merging Fund, on the Closing Date of the Reorganization, satisfies, and immediately following the Closing Date of the Reorganization, each Surviving Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided each Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement and the statements in the Representation Letter for the Merging Funds and the Surviving Funds, it is our opinion with respect to each Merging Fund and its corresponding Surviving Fund that for federal income tax purposes:
(i)           The acquisition by Surviving Fund of all of the assets of Merging Fund in exchange for Surviving Fund Shares and the assumption of the liabilities of Merging Fund through a statutory merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and the Surviving Fund and Merging Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(ii)           No gain or loss will be recognized by Merging Fund on the transfer of its assets to, and the assumption of Merging Fund liabilities by, Surviving Fund in exchange for Surviving Fund Shares pursuant to Sections 361(a) and 357(a) of the Code.

(iii)            No gain or loss will be recognized by Surviving Fund on the receipt of the Merging Fund assets in exchange for Surviving Fund Shares and the assumption by Surviving Fund of any liabilities of Merging Fund pursuant to Section 1032(a) of the Code.

(iv)           No gain or loss will be recognized by Merging Fund on the distribution of Surviving Fund Shares to the shareholders of Merging Fund pursuant to Section 361(c)(1) of the Code.

(v)           The tax basis of the Merging Fund assets received by the Surviving Fund will be the same as the tax basis of such assets in the hands of the Merging Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.

(vi)           The holding periods of the Merging Fund assets in the hands of the Surviving Fund will include the periods during which such assets were held by the Merging Fund pursuant to Section 1223(2) of the Code.

(vii)           No gain or loss will be recognized by the shareholders of Merging Fund on the receipt of Surviving Fund Shares solely in exchange for Merging Fund Shares pursuant to Section 354(a)(1) of the Code.

To the Addressees set forth on Exhibit X
October 15, 2012

(viii)           The aggregate tax basis in Surviving Fund Shares received by a shareholder of the Merging Fund will be the same as the aggregate tax basis of Merging Fund Shares surrendered in exchange therefor pursuant to Section 358(a)(1) of the Code.

(ix)           The holding period of Surviving Fund shares received by a shareholder of the Merging Fund will include the holding period of the Merging Fund Shares surrendered in exchange therefor, provided that the shareholder held Merging Fund Shares as a capital asset on the Closing Date pursuant to Section 1223(1) of the Code.

(x)           For purposes of Section 381 of the Code, the Surviving Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of the Merging Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganizations on the Merging Funds, the Surviving Funds or any Merging Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.  In addition, notwithstanding anything to the contrary herein, we express no opinion to Merging Fund shareholders as to the effect, following the distribution by the Merging Fund to its shareholders of the Surviving Fund Shares received in the Reorganization, of any open-market sales of fractional share interests in Surviving Fund Shares made by broker-dealers or other nominees that received Surviving Fund Shares in the Reorganization for the account of holders of beneficial interest therein.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganizations.

Our opinion is conditioned upon the performance by each Merging Fund, Predecessor Merging Fund, Surviving Fund and Predecessor Surviving Fund of their undertakings in the Agreement and the Representation Letter. Our opinion is limited to the federal income tax consequences of the Reorganization set forth above, and we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident

To the Addressees set forth on Exhibit X
October 15, 2012

thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction (other than a transaction pursuant to a Redomestication) on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the Prospectus/Proxy Statement of Surviving Fund on Form N-14, and any amendments thereto, covering the registration of Surviving Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

/s/ Stradley Ronon Stevens &  Young, LLP

EXHIBIT A

CHART OF MERGERS

Surviving Fund (and share classes)	Corresponding Merging Fund (and share classes)
Invesco Value Municipal Income Trust	Invesco Value Municipal Bond Trust
Common Shares	Common Shares
Preferred Shares	Preferred Shares
Invesco Value Municipal Income Trust	Invesco Value Municipal Securities
Common Shares	Common Shares
Invesco Value Municipal Income Trust	Invesco Value Municipal Trust
Common Shares	Common Shares
Preferred Shares	Preferred Shares
Invesco Quality Municipal Income Trust	Invesco Quality Municipal Investment Trust
Common Shares	Common Shares
Preferred Shares	Preferred Shares
Invesco Quality Municipal Income Trust	Invesco Quality Municipal Securities
Common Shares	Common Shares
Preferred Shares	Preferred Shares
Invesco Van Kampen Municipal Opportunity Trust	Invesco Municipal Premium Income Trust
Common Shares	Common Shares
Preferred Shares	Preferred Shares
Invesco Van Kampen Municipal Opportunity Trust	Invesco Van Kampen Select Sector Municipal Trust
Common Shares	Common Shares
Preferred Shares	Preferred Shares
Invesco Van Kampen Municipal Opportunity Trust	Invesco Van Kampen Trust for Value Municipals
Common Shares	Common Shares
Preferred Shares	Preferred Shares
Invesco Van Kampen Municipal Trust	Invesco Van Kampen Massachusetts Value Municipal Income Trust
Common Shares	Common Shares
Preferred Shares	Preferred Shares
Invesco Van Kampen Municipal Trust	Invesco Van Kampen Ohio Quality Municipal Trust
Common Shares	Common Shares
Preferred Shares	Preferred Shares
Invesco Van Kampen Municipal Trust	Invesco Van Kampen Trust for Investment Grade New Jersey Municipals
Common Shares	Common Shares
Preferred Shares	Preferred Shares

EXHIBIT X

ADDRESSEES

Surviving Funds	Merging Funds
Board of Trustees Invesco Value Municipal Income Trust 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309	Board of Trustees Invesco Value Municipal Bond Trust 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309
Board of Trustees Invesco Quality Municipal Income Trust 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309	Board of Trustees Invesco Value Municipal Securities 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309
Board of Trustees Invesco Van Kampen Municipal Opportunity Trust 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309	Board of Trustees Invesco Value Municipal Trust 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309
Board of Trustees Invesco Van Kampen Municipal Trust 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309	Board of Trustees Invesco Quality Municipal Investment Trust 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309
Board of Trustees Invesco Quality Municipal Securities 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309
Board of Trustees Invesco Municipal Premium Income Trust 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309

Board of Trustees Invesco Van Kampen Select Sector Municipal Trust 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309
Board of Trustees Invesco Van Kampen Trust for Value Municipals 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309
Board of Trustees Invesco Van Kampen Massachusetts Value Municipal Income Trust 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309
Board of Trustees Invesco Van Kampen Ohio Quality Municipal Trust 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309
Board of Trustees Invesco Van Kampen Trust for Investment Grade New Jersey Municipals 1555 Peachtree Street, N.E. Suite 1800 Atlanta, GA 30309